                                            Filed Pursuant to Rule 424(b)(1)
                                            Registration Statement No. 333-04977


         PROSPECTUS SUPPLEMENT NO. 3 TO PROSPECTUS DATED JULY 29, 1997

                           TRANS WORLD AIRLINES, INC.
                               5,216 WARRANTS TO
                        PURCHASE SHARES OF COMMON STOCK

    The 5,216 Warrants to purchase Common Stock (the "Warrants") of Trans World Airlines, Inc. (the "Company") offered hereby are being offered by the Selling Holders identified below. Each of such Selling Holders has notified the Company in writing of his or her or its intention to sell the Warrants as listed herein and has requested the Company to file this supplement to the Company's Prospectus dated July 29, 1997 (the "Prospectus"). The Warrants are exercisable commencing on March 31, 1998 through their expiration on April 1, 2002, unless previously redeemed by the Company as described in the Prospectus. The Warrants entitle the holder thereof to purchase 126.26 shares of Common Stock per Warrant at an exercise price of approximately $7.92 per share. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Prospectus.

    The Selling Holders will receive all of the net proceeds from the sale of the Warrants and, accordingly, the Company will receive none of the proceeds from the sales thereof.
                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    No person is authorized by the Company or by any dealer to give information or to make any representations other than those contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus and, if given or made, such information or representations must not be relied upon as having been so authorized. Neither this Prospectus Supplement nor the accompanying Prospectus constitutes an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this Prospectus Supplement or an offer to sell or the solicitation of an offer to buy such securities in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. The delivery of this Prospectus Supplement or the accompanying Prospectus or any sale made hereunder does not imply that the information contained herein or therein is correct as of any time subsequent to the date on which such information is given.
                             ---------------------

    The Section entitled "Selling Holders" is hereby supplemented to include the following information:

                                SELLING HOLDERS

    The following table sets forth information with respect to the Selling Holders of the securities offered hereby. Each of the Selling Holders has notified the Company in writing of his or her or its intention to sell Warrants in accordance with the requirements set forth in the Prospectus. The table is cumulative and includes information previously provided to the Company by the Selling Holders and previously reported by the Company. Other beneficial owners of the Warrants not set forth below may be added as Selling Holders to this Prospectus in the future. None of the Selling Holders has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates except as may be set forth below. This table has been prepared based upon information furnished to the Company by the Selling Holders and American Stock Transfer & Trust Company as the transfer agent for the Warrants and the Common Stock.
                             ---------------------

                                                                                                    APPROXIMATE
                                                                                                  NUMBER OF SHARES
                                                                                  PERCENTAGE OF   OF COMMON STOCK
                                          NUMBER OF WARRANTS      NUMBER OF        OUTSTANDING     RECEIVED UPON
NAME                                      BENEFICIALLY OWNED   WARRANTS OFFERED     WARRANTS          EXERCISE
----                                      ------------------   ----------------   -------------   ----------------
Triton Capital Investments, LTD. .......        1,000               1,000              2.00%          126,260
JMG Capital Management, Inc. ...........        2,550               2,550              5.10%          321,963
Credit Research & Trading LLC...........        1,000               1,000              2.00%          126,260
*GPZ Trading, LLC.......................          666                 666              1.33%           84,089
                                                -----               -----             -----           -------
          Total.........................        5,216               5,216             10.43%          658,572
                                                =====               =====             =====           =======

---------------
* Holder being reported for the first time in this Prospectus Supplement.

    Information concerning the sale of other Warrants by their beneficial holders will be set forth in additional Prospectus Supplements. As of the date of this Prospectus Supplement, the aggregate number of Warrants outstanding is 50,000.

    It is not possible to predict the number of Warrants that will be sold hereby. Consequently, it is not possible to predict the number of Warrants that will be owned by the Selling Holders following completion of sales of the securities offered hereby.
            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MARCH 27, 1998